Exhibit 99.1

FOR IMMEDIATE RELEASE

Investment Technology Group Names Chris Dodds to its Board of Directors

NEW YORK, June 17, 2008 — Investment Technology Group, Inc. (NYSE: ITG), today announced that Christopher V. Dodds has been appointed to its Board of Directors.

Mr. Dodds currently serves as a Senior Advisor at TPG Capital, a private equity firm. Mr. Dodds also serves on the Board of Directors at Charles Schwab Bank, Baron Capital Inc., and Cost Plus Inc. From 1986 to 2007, Mr. Dodds held several positions at the Charles Schwab Corporation. Most recently, from 1999 to 2007, Mr. Dodds served as Executive Vice President and Chief Financial Officer of Schwab, responsible for managing the company’s financial affairs during periods of growth, retrenchment, and profitability.

Before being named Chief Financial Officer, Mr. Dodds held several key positions at Schwab including Corporate Controller and Corporate Treasurer.

Prior to joining Schwab, Mr. Dodds served as a financial analyst for several firms including American Hawaii Cruises, Exxon Company USA, and the Gulf Oil Corporation. Mr. Dodds holds a B.S. in Management from Clemson University and an M.B.A. in Finance from the University of Pittsburgh.

“We are delighted to have Chris join ITG’s Board of Directors,” said Bob Gasser, ITG’s CEO and President.  “Chris’s wealth of financial industry expertise and experience as a public company CFO will bring significant intellectual capital to ITG’s Board. We look forward to collaborating with Chris as we grow the firm and maximize shareholder value.”

“ITG has a history of leadership in the securities industry and I look forward to working with ITG’s management and Board of Directors as the firm expands into additional asset classes and geographies,” said Mr. Dodds.

About ITG

Investment Technology Group, Inc. (ITG), is a specialized brokerage firm that partners with clients globally to provide innovative solutions spanning the entire trading process.  A pioneer in electronic trading, ITG has a unique approach that combines pre-trade, order management, trade execution, and post-trade tools to provide continuous improvements in trading and cost efficiency. The firm is headquartered in New York and maintains offices in North America, Europe and the Asia Pacific regions. For additional information, visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

ITG Contact:

Alicia Curran

(212) 444-6130

###